EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

April 25, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2006 FIRST QUARTER FINANCIAL RESULTS

Revenue Increases 2.3% From Fourth Quarter 2005

     LAKE FOREST, CA…April 25, 2006… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended March 31, 2006. Revenues were $368.1 million in the first quarter of 2006 compared to $359.7 million in the fourth quarter of 2005 and $371.9 million in the first quarter of 2005. Net income for the first quarter of 2006 was $16.1 million or $0.38 per share (diluted), compared to $19.5 million or $0.43 per share for the fourth quarter of 2005. Net income for the first quarter of 2005 was $25.2 million or $0.51 per share.

     Medicare reimbursement reductions and related respiratory drug product cost increases were responsible for the majority of the first quarter revenue and net income declines when compared to the prior year quarter. The impact of the Medicare reductions versus the first quarter of 2005 was $8.4 million to revenues and $6.3 million to net income. Compared to the fourth quarter of 2005, the Medicare-related impact to revenues and net income was $3.3 million and $2.6 million, respectively.

     “We are encouraged by signs of a return of overall organic revenue growth as it started to rebound in the first quarter versus the fourth quarter, but there’s still work to be done,” said Lawrence M. Higby, Chief Executive Officer. “Revenues from the CIGNA contract are coming in strong and are trending upward. Overall, March revenues outpaced January and February and, for certain product lines such as oxygen, nebulizers, hospital beds and two key infusion therapies, March represented the highest patient census numbers that we have experienced in the past two years.”

     Gross margins were 65.5% in the first quarter of 2006, 0.8% lower than the fourth quarter and 2.3% lower than the first quarter of last year. The decline in margins is primarily attributable to the Medicare revenue pricing reductions and related product cost increases noted above.

     Selling, distribution and administrative expenses were 53.7% of net revenues in the first quarter of 2006, down from 54.3% in the fourth quarter of 2005 and up from 52.4% in the first quarter of 2005. The comparison between the percentages for the two first quarters is directly impacted by the incremental Medicare revenue reductions of $8.4 million, which accounts for the difference. The favorable variance of 0.6% between the first quarter of 2006 and the fourth quarter of 2005 was due to productivity improvements and was achieved despite the Medicare reimbursement reductions of $3.3 million and start-up costs on the CIGNA contract. During the first quarter of 2006, Apria management effected a number of expense savings initiatives. Realization of the related savings is expected to accelerate in the second half of the year.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $67.2 million in the first quarter of 2006. This compares to $69.4 million for the fourth quarter of 2005 and $75.7 million in the first quarter of 2005. Compared to the fourth quarter of 2005, the EBITDA reduction was due to the Medicare-related impacts and seasonally higher bad debt expense, offset by improved organic revenues and expense leveraging. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

     The tax rate in the first quarter was 34.6% due to the completion of the 2002 I.R.S. audit and a subsequent adjustment to the tax contingency reserves. The tax rate for the year is expected to be approximately 37%.

Liquidity and Capital

     Operating cash flow was $38.2 million in the first quarter of 2006 versus $77.3 million in the fourth quarter of 2005 and $51.7 million in the first quarter of 2005. The main drivers of the decrease in 2006 are the timing of the payment of payroll liabilities and the increase in net accounts receivable due to the revenue increase in March.

     Net purchases of patient service equipment were 9.0% of net revenue in the first quarter of 2006. This increase, when compared to purchases of 8.3% in the first quarter of 2005, can be attributed to the CIGNA contract transition. In order to accelerate the transition, Apria increased purchases of new equipment to accommodate the high volume of new patients and purchased the patient service equipment already in place in the homes of existing CIGNA patients from previously contracted providers.

     Days sales outstanding (DSO) were 56 days at March 31, 2006, down from 57 days at March 31, 2005 and December 31, 2005.

     Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With almost $1.5 billion in annual revenues, it is the nation’s leading homecare company.

     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

*    *     *

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(dollars in thousands)	2006	2005

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$13,900	$23,304
Accounts receivable, net of allowance for doubtful accounts	229,549	226,478
Inventories, net	44,184	42,571
Other current assets	51,307	51,648

TOTAL CURRENT ASSETS	338,940	344,001

PATIENT SERVICE EQUIPMENT, NET	229,164	225,575
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	46,465	46,087
OTHER ASSETS, NET	568,712	570,235

TOTAL ASSETS	$1,183,281	$1,185,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$148,795	$166,326
Current portion of long-term debt	2,442	4,465

TOTAL CURRENT LIABILITIES	151,237	170,791

LONG-TERM DEBT, net of current portion	635,709	640,855
OTHER NON-CURRENT LIABILITIES	49,147	47,088

TOTAL LIABILITIES	836,093	858,734
STOCKHOLDERS’ EQUITY	347,188	327,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,183,281	$1,185,898

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,

(dollars in thousands, except per share data)	2006	2005

Respiratory therapy	$253,148	$257,489
Infusion therapy	64,772	61,703
Home medical equipment/other	50,136	52,671

NET REVENUES	368,056	371,863
GROSS PROFIT	241,082	252,092
Provision for doubtful accounts	10,168	14,668
Selling, distribution and administrative expenses	197,693	195,036
Amortization of intangible assets	1,277	1,620

OPERATING INCOME	31,944	40,768
Interest expense, net	7,287	4,767

INCOME BEFORE TAXES	24,657	36,001
Income tax expense	8,534	10,831

NET INCOME	$16,123	$25,170

Net income per common share – assuming dilution	$0.38	$0.51

Weighted average number of common shares outstanding	42,954	49,785
Reconciliation – EBITDA:
Reported net income	$16,123	$25,170
Add back: Interest expense, net	7,287	4,767
Add back: Income tax expense	8,534	10,831
Add back: Depreciation	33,964	33,331
Add back: Amortization of intangible assets	1,277	1,620

EBITDA	$67,185	$75,719

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,

(dollars in thousands)	2006	2005

OPERATING ACTIVITIES
Net income	$16,123	$25,170
Items included in net income not requiring cash:
Provision for doubtful accounts	10,168	14,668
Depreciation and amortization	35,241	34,951
Deferred income taxes and other	3,647	(4,215)
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(27,016)	(18,828)

NET CASH PROVIDED BY OPERATING ACTIVITIES	38,163	51,746

INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(38,834)	(34,433)
Proceeds from disposition of assets	555	121
Cash paid for acquisitions, including payments of deferred consideration	(4,063)	(28,938)

NET CASH USED IN INVESTING ACTIVITIES	(42,342)	(63,250)

FINANCING ACTIVITIES
Net payments on debt	(7,169)	(2,459)
Capitalized debt issuance costs	-	(15)
Outstanding checks included in accounts payable	(858)	(7,062)
Issuances of common stock	2,802	9,275

NET CASH USED IN FINANCING ACTIVITIES	(5,225)	(261)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,404)	(11,765)
Cash and cash equivalents at beginning of period	23,304	39,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,900	$27,634

# # #